EXHIBIT 99.1
Codorus Valley Bancorp, Inc. Reports Increased Earnings, Declaration of a Cash Dividend and the Opening of a New Financial Center
     FOR IMMEDIATE RELEASE — York, Pennsylvania (January 17, 2008) — Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $1,337,000 or $.36 per share ($.35 diluted) for the quarter ended December 31, 2007. This represents a $206,000 or 18% increase over the $1,131,000 or $.31 per share ($.30 diluted) earned in the fourth quarter of 2006. The increase in current quarter earnings was primarily attributable to a 12% increase in interest income, which included the full recovery of interest and fees from the payoff of a large delinquent commercial loan. An increase in interest income from a larger portfolio of home equity loans also contributed.
     For the full year 2007, earnings were $6,374,000 or $1.72 per share ($1.69 diluted). This represents a $1,052,000 or 20% increase over the $5,322,000 or $1.45 per share ($1.42 diluted) earned in 2006. The increase in earnings in 2007 was primarily attributable to a $2,438,000 or 13% increase in net interest income and a $1,204,000 decrease in loan loss provision, which more than offset a $2,478,000 or 16% increase in noninterest expense.
     The increase in net interest income reflected an increase in interest income from the growth of earning assets, principally business and home equity loans, and investment securities. An increase in business loan fees also contributed. The significant decrease in the loan loss provision reflected the favorable impact of an $839,000 pre-tax ($554,000 after-tax) recovery of loan losses that were incurred by PeoplesBank during 2002-2003. Due to the adequacy of the Company’s allowance for loan losses the full amount of the recovery was recorded as a reduction to the loan loss provision. The increase in noninterest expense was due in part to increased personnel costs (staff additions, performance incentives and normal business growth), and the recognition of a $437,000 ($288,000 after-tax) prepayment penalty on the payoff of a $5 million Federal Home Loan Bank advance prior to its scheduled maturity. The Company paid off the advance, which had an above market interest rate, to reduce interest expense in future periods.
     On December 31, 2007, total assets were approximately $595 million, representing a $47 million or 9% increase above December 31, 2006. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.

     On January 8, 2008, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.14 per share, payable on or before February 12, 2008, to shareholders of record January 22, 2008.
     On January 22, 2008, PeoplesBank will open its first full-service financial center in the state of Maryland—its fifteenth overall. Located just off I-83 at the Executive Plaza complex in Hunt Valley, this facility will be operated by well-respected and experienced Maryland bankers who will serve key markets throughout central Maryland. “Expansion into Maryland is a logical strategic move for us since we do a significant amount of business in the Greater Baltimore area,” said Larry J. Miller, President and CEO of the bank. “Our Maryland Business Banking Group members are looking forward to bringing our commitment to relationship banking to their clients.”
     Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through fourteen financial centers located throughout York County, Pennsylvania. Mortgage banking, wealth management, and real estate settlement services are also offered by the company. Additional information is available on the bank’s website at www.peoplesbanknet.com.
Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.
Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller Vice-Chairman, President, and CEO Codorus Valley Bancorp, Inc. 717-747-1500 888-846-1970 lmiller@peoplesbanknet.com	Jann Allen Weaver Treasurer Codorus Valley Bancorp, Inc. 717-747-1502 888-846-1970 jweaver@peoplesbanknet.com

Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income, including loan fees	$10,035	$8,924	$39,169	$33,319
Interest expense	4,419	4,358	18,489	15,077

Net interest income	5,616	4,566	20,680	18,242
Provision for (recovery of) loan losses	365	150	(554)	650
Noninterest income	1,446	1,374	5,447	5,222
Loss on sale of securities	0	(80)	(7)	(80)
Gain on sale of mortgages	40	113	248	323
Noninterest expense	4,950	4,347	18,368	15,890

Income before income taxes	1,787	1,476	8,554	7,167
Income taxes	450	345	2,180	1,845

Net income	$1,337	$1,131	$6,374	$5,322

Basic earnings per share	$0.36	$0.31	$1.72	$1.45
Diluted earnings per share	$0.35	$0.30	$1.69	$1.42
Condensed Consolidated Statements of Financial Condition
(in thousands of dollars)

	December 31,
	2007	2006
Cash and short term investments	$39,053	$35,372
Investment securities	84,369	80,926
Loans	447,497	407,260
Allowance for loan losses	(3,434)	(3,126)
Premises and equipment, net	10,252	10,495
Other assets	16,870	17,285

Total assets	$594,607	$548,212

Deposits	$511,968	$456,645
Borrowed funds	30,660	45,339
Other liabilities	3,564	3,442
Shareholders’ equity	48,415	42,786

Total liabilities and shareholders’ equity	$594,607	$548,212

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Selected Financial Data

	Quarterly					Annual
	2007	2007	2007	2007	2006	December 31
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2007	2006
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income	$1,337	$1,641	$1,627	$1,769	$1,131	$6,374	$5,322
Basic earnings per share	$0.36	$0.44	$0.44	$0.48	$0.31	$1.72	$1.45
Diluted earnings per share	$0.35	$0.43	$0.43	$0.47	$0.30	$1.69	$1.42
Cash dividends per share	$0.190	$0.135	$0.129	$0.129	$0.122	$0.583	$0.464
Book value per share	$12.95	$12.68	$12.18	$12.04	$11.63	$12.95	$11.63
Average shares outstanding	3,735	3,690	3,683	3,678	3,676	3,697	3,664
Average diluted shares outstanding	3,792	3,774	3,774	3,768	3,767	3,777	3,750

Performance Ratios (%)
Return on average assets	0.91	1.12	1.13	1.28	0.85	1.11	1.05
Return on average equity	11.04	14.30	14.45	16.13	10.56	13.91	12.99
Return on average realized equity (2)	11.09	14.14	14.38	16.03	10.50	13.85	12.83
Net interest margin (3)	4.17	4.03	3.91	3.76	3.77	3.97	3.97
Efficiency ratio (4)	67.6	66.4	63.7	72.3	66.8	67.4	65.1

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (5)	(0.02)	0.01	(0.02)	(0.82)	(0.01)	(0.20)	0.02
Allowance for losses to total loans	0.77	0.69	0.71	0.71	0.77	0.77	0.77
Nonperforming assets to total loans and other real estate	2.25	1.02	1.72	0.99	1.09	2.25	1.09

Capital Ratios (%)
Average equity to average assets	8.24	7.86	7.82	7.91	8.00	7.96	8.07
Tier 1 leverage capital ratio	9.84	9.69	9.58	9.73	9.83	9.84	9.83
Tier 1 risk-based capital ratio	12.14	11.95	11.77	11.86	11.99	12.14	11.99
Total risk-based capital ratio	12.86	12.59	12.43	12.53	12.71	12.86	12.71

(1)	per share amounts and shares outstanding were adjusted for stock dividends

(2)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(3)	net interest income (tax-equivalent) as a percentage of average earning assets

(4)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5)	quarterly and year-to-date net loan charge-offs (recoveries) are annualized
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